Exhibit 2.1

DESCRIPTION OF SECURITIES

The descriptions of the securities contained herein summarize the material terms and provisions of the ordinary shares of ZOOZ Strategy Ltd. (the “Company”) and public warrants to purchase up to the same number of the Company’s ordinary shares, in each case, registered under Section 12 of the Securities Exchange Act of 1934.

ORDINARY SHARES

Our authorized share capital is NIS 2,860,000 divided into 1,000,000,000 ordinary shares, nominal (par) value NIS 0.00286 per share. Subject to our amended and restated articles of association, or our Articles, fully paid ordinary shares of the Company confer on the holders thereof rights to attend and to vote at general meetings of the shareholders. Subject to the rights of holders of shares with limited or preferred rights which may be issued in the future, the ordinary shares of the Company confer upon the holders thereof equal rights to vote, to receive dividends and to participate in the distribution of the assets of the Company upon its winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. All outstanding ordinary shares are validly issued and fully paid.

PUBLIC WARRANTS

The Company has 5,777,250 public warrants to purchase up to the same number of the Company’s ordinary shares, with an exercise price of $11.50 per ordinary share. The Company’s public warrants began trading on the Nasdaq Capital Market on April 5, 2024. The public warrants will expire at 5:00 p.m., New York City time, on April 4, 2029. Subject to applicable laws, each public warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Pursuant to the Warrant Agreement with the Warrant Agent, Continental Stock Transfer & Trust Company, a warrant holder may exercise public warrants only for a whole number of ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of our ordinary shares to be issued to the warrant holder.

The warrant holders do not have the rights or privileges of holders of our ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If the number of issued and outstanding ordinary shares is increased by a capitalization or share dividend of ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of ordinary shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the Historical Fair Market Value (as defined below) shall be deemed a capitalization of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes hereof, if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. “10-Day VWAP” means, as of any date, the volume weighted average price of the ordinary shares during the ten (10) trading day period ending on the trading day prior to such date. “Historical Fair Market Value” means the 10-Day VWAP as of the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary herein, no ordinary shares shall be issued at less than their par value. If the Company, at any time while the public warrants are outstanding and unexpired, pays to all or substantially all of the holders of the ordinary shares a dividend or make a distribution in cash, securities or other assets on account of such ordinary shares (or other shares into which the public warrants are convertible), other than (a) as described above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the ordinary shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association with respect to any other provision relating to the rights of holders of ordinary shares (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the public warrant exercise price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes hereof, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events and excluding cash dividends or cash distributions that resulted in an adjustment to the public warrant exercise price or to the number of ordinary shares issuable on exercise of each public warrant).

The Company may redeem not less than all of the Company’s public warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption (such period, the “30-day Redemption Period”) to each warrant holder if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the Company’s public warrants and private warrants become redeemable, the Company may exercise Company’s redemption right if there is a current registration statement in effect with respect to the Company’s ordinary shares underlying such warrants. Redemption of the outstanding Company’s public warrants could force the holders thereof to: (i) exercise their warrants and pay the related exercise price at a time when it may be disadvantageous for them to do so; (ii) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. In these circumstances, and a holder of such warrants chooses option (i) to exercise the Company’s public warrants, the value received upon exercise of such warrants (1) may be less than the value warrant holders would have received if they had exercised the Company’s public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of such warrants. If holders of such warrants choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of such warrants.

The Company will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the Company’s ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Company’s ordinary shares is available throughout the 30-day Redemption Period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If the Company calls the Company’s public warrants for redemption as described above, its management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of the Company’s ordinary shares issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of the Company’s ordinary shares equal to the quotient obtained by dividing (i) the product of the number of the Company’s ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Company’s ordinary shares for the five trading days ending on the third trading day prior to the date on which the Company sends the notice of redemption to the holders of the Company’s public warrants.

The Nasdaq Capital Market and the Tel Aviv Stock Exchange

Our ordinary shares are listed on each of The Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol “ZOOZ”, and our public warrants are listed on The Nasdaq Capital Market under the symbol “ZOOZW”.

Rights Attached to Our Shares

Subject to our Articles, fully paid ordinary shares confer on the holders thereof rights to attend and to vote at general meetings of the shareholders. Subject to the rights of holders of shares with limited or preferred rights which may be issued in the future, our ordinary shares confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of our assets upon our winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Voting Rights

Subject to the provisions of our Articles, holders of ordinary shares have one vote for each ordinary share held by such shareholder of record, on all matters submitted to a vote of shareholders. Shareholders may vote in person, by proxy or by proxy card. Alternatively, shareholders who hold shares through members of the Tel Aviv Stock Exchange may vote electronically via the electronic voting system of the Israel Securities Authority, or Electronic Vote. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. As our ordinary shares do not have cumulative voting rights in the election of directors, the holders of the majority of the shares present and voting at a shareholders meeting have the power to elect all of our directors. In the event that we cease meeting the Opt Out Criteria (as defined in the Annual Report on Form 20-F to which this Exhibit 2.1 is attached), or if our board of directors shall decide to opt in the requirement to elect and have external directors and comply with the composition criteria of the audit committee and compensation committee under the Companies Law, the external directors will be elected by a special majority vote, as set forth under the Companies Law.

Transfer of Shares

Our ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer together with the certificate of the shares to be transferred and such other evidence of title, as our board of directors may require, unless such transfer is prohibited by another instrument or by applicable securities laws.

Dividends

Under the Companies Law, dividends may be distributed only out of profits available for dividends as determined by the Companies Law (the “profit test”), provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due (the “liquidity test”). If the company does not meet the profit test, a court may nevertheless allow the company to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution will prevent the company from being able to meet the liquidity test.

Notwithstanding the foregoing, following the adoption of certain amendments to the Israeli Companies Regulations (Alleviation for Public Companies whose shares are Traded on the Stock Exchange Outside of Israel), 2000, on March 12, 2024, or the Amended Alleviation Regulations, a company entitled to avail itself of the Amended Alleviation Regulations, like us, may effect a distribution by means of buying our own securities (which is considered a dividend distribution under the Companies Law) upon meeting only the liquidity test and without the need to meet the profit test or seek Israeli court approval and after complying with certain procedural requirements set forth in the Amended Alleviation Regulations.

Our Articles provide that our board of directors, may, subject to the Companies Law, from time to time, declare and cause the Company to pay such dividends as may appear to the board of directors to be justified by the profits of our Company. Subject to the rights of the holders of shares with preferential, special or deferred rights that may be authorized in the future, our profits which shall be declared as dividends shall be distributed according to the proportion of the nominal (par) value paid up or credited as paid up on account of the shares held at the date so appointed by the Company and in respect of which such dividend is being paid, without regard to the premium paid in excess of the nominal (par) value, if any. The declaration of dividends does not require shareholders’ approval.

To date, we have not declared or distributed any dividend and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future.

Liquidation Rights

In the event of our winding up on liquidation or dissolution, subject to applicable law and after satisfaction of liabilities to creditors, our assets available for distribution among the shareholders shall be distributed to the holders of ordinary shares in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. This liquidation right may be affected by the grant of limited or preferential rights as to liquidation to the holders of a class of shares that may be authorized in the future.

Redemption Provisions

We may, subject to applicable law and to our Articles, issue redeemable shares and redeem the same upon such terms and conditions as determined by our board of directors.

Limitation of Liability

Under our Articles, Shareholder liability is limited so that each ordinary shareholder is only liable for the repayment of its Shares’ par value. If the Company allots Shares at a lower consideration than the Shares’ par value, as stated in Section 304 of the Companies Law, each shareholder’s liability will be limited to paying off the reduced consideration amount due to each share allotted to them thus.

Modification of Class Rights

Our Articles provides that we may amend the Articles in order to increase, consolidate or divide or otherwise amend our share capital by a simple majority of the voting power present at a shareholders meeting as currently provided in our Articles or by such other majority as shall be set forth in our Articles from time to time.

Pursuant to our Articles, if at any time our share capital is divided into different classes of shares, the Company may, by a resolution adopted by a simple majority of the voting power at an applicable shareholders meeting and unless the allotment terms of this class of shares stipulate otherwise, revoke, convert, expand, add, reduce, amend, or otherwise alter the rights attached to a class of Company shares, as long as all holders of shares of that class give their written consent to do so, or as the class meeting of shareholders of that class passes a resolution to do so by an ordinary majority of votes, or, if stipulated otherwise in the allotment terms of a certain class of Company shares, as stipulated.

Limitations on the Rights to Own Securities

Our Articles and Israeli law do not restrict the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, though such ownership is prohibited under applicable law with respect to subjects of nations which are in a state of war with Israel.

Changes in Authorized Share Capital

Our Articles enable us, among others, to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and our Articles and must be approved by a resolution duly passed by a simple majority of our shareholders at a general meeting by voting on such change in capital.

Shareholders’ Meetings and Resolutions

Our Articles and the Companies Law provide that our annual general meeting shall be held once in every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting), and place determined by our board of directors. Our board of directors may, in its discretion, convene additional extraordinary shareholders meetings and, pursuant to the Companies Law, as supplemented by the Alleviation Regulations, and our Articles, must convene a meeting upon the demand of: (a) two directors or one quarter of the directors in office; or (b) the holder or holders of (i) 5% or more of our issued share capital and one percent or more of our voting rights; or (ii) 5% or more of our voting rights (and the Amended Alleviation Regulations provide that the board of directors must convene a meeting upon the demand of at least 10% of the issued share capital and at least one percent of the voting rights, or at least 10% of the voting rights). All demands for shareholders meetings must set forth the items to be considered at that meeting. If the board of directors does not convene a meeting upon a valid demand of any of the above, then the persons who made the demand, and in the case of shareholders, part of such demanding shareholders holding at least half of the voting rights of such demanding shareholders, may convene a meeting of the shareholders to be held within three months of the demand. Alternatively, upon petition by the individuals making the demand, a court may order that a meeting be convened.

The chairman of the board of directors, or any other director or office holder of the Company which may be designated for this purpose by the board of directors, shall preside as chairman at each of our general meetings. If there is no such chairman, or if the appointed chairman is unwilling to take the chair, or if he shall have indicated in advance that he will not be attending, or if at any meeting such chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting, then those present at the meeting shall choose someone present to be chairman of the meeting. The office of chairman shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle a second or casting vote.

According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of at least 1% of the Company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, unless such proposal refers to election or removal of a director, which requires such holder(s) to hold at least 5% of the Company’s voting rights, as set forth in the Amended Alleviation Regulations. Such proposal may be submitted within seven days of publicizing the convening of a shareholder meeting, or within fourteen days, if the Company publishes at least 21 days prior to publicizing the proxy materials for a shareholder meeting, a preliminary notice stating its intention to convene such meeting with all required information. Any such proposal must further comply with the information requirements under applicable law and our Articles, and in the event that such shareholders propose to appoint directors for service on the Company’s board of directors, the proposal must include information regarding the director candidates as well as certain declarations of the director candidates, as required pursuant to the General Meeting Regulations. The agenda for a shareholder meeting is determined by the board of directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of the required Company’s voting rights, as detailed above.

Pursuant to the Companies Law and the General Meeting Regulations shareholder meetings generally require prior notice of not less than 21 days, and not less than 35 days in certain cases. Pursuant to our Articles, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

The function of the general meeting is to elect directors, discuss the financial statement and the reports of the directors, appoint external auditor and approve its remuneration, approve certain interested party transactions requiring general meeting approval as provided in the Companies Law, approve the Company’s merger, approve increases and decreases in the Company’s authorized share capital as provided in the Companies Law, exercise of the powers of the board of directors if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for the Company’s proper management, approve the liquidation, dissolution or winding up of the Company approve amendments of the Articles and transact any other business which under our Articles or applicable law may be transacted by the shareholders of the Company in a general meeting.

Pursuant to our Articles, the quorum required for a meeting of shareholders consists of at least one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate twenty-five percent (25%) or more of the voting power of the Company. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other later day, time and place as the board of directors may determine and specify in the publication with respect to the meeting. At the adjourned meeting, the quorum required for a meeting of shareholders consists of at one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate twenty-five percent (25%) or more of the voting power of the Company. If within half an hour from the time appointed to the adjourned meeting a quorum is not present, any number of participants will constitute a quorum present, in person, by proxy, by proxy card or by Electronic Vote; provided, however, that extraordinary general meeting which was convened by the Board upon the demand of shareholders or directors then in office, as detailed above, or directly by such shareholders or directors, in accordance with the terms of the Companies Law, shall be cancelled.

Generally, under the Companies Law and our Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at the meeting, in person, by proxy, by proxy card or by Electronic Vote, and voting on the matter, unless a different majority is required by law or pursuant to our Articles such as resolutions for concerning certain related party transactions as set forth in Sections 267 and 270-275 of the Companies Law.

Change of Control

Merger

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. Similarly, unless an Israeli court determines otherwise, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (abstentions are disregarded), after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of, or corporations controlled by, these persons. In approving a merger, the board of directors of both merging companies must determine that there is no reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy its obligations to its creditors. Similarly, upon the request of a creditor of either party to the proposed merger, an Israeli court may prevent or delay the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy the obligations of the merging parties. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger. Further, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for the approval of the merger were filed with the Israeli registrar of companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval for the purpose of allowing the purchaser to hold more than 25% of the voting rights in the company if there is no other holder of 25% or more of the voting rights in the company, or 45% of the voting rights in the company if there is no other holder of 45% or more of the voting rights in the company, as the case may be, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the special tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or to abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer. Shares purchased in contradiction to the tender offer rules under the Companies Law will have no rights and will become dormant shares.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Significant Private Placement

Under the Companies Law, a significant private placement of securities requires approval by the board of directors and the shareholders by a simple majority. A private placement is considered a significant private placement if it results in a person becoming a controlling shareholder, or if all of the following conditions are met: the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance; some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and the transaction will increase the relative holdings of a shareholder who holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights. Notwithstanding, in accordance with the Alleviation Regulations, the provisions of the Companies Law governing the approval of significant private placements will not apply to Israeli public companies which are listed for trading on certain stock exchanged outside of Israel (including the Nasdaq) if applicable law in the foreign jurisdiction in which the company’s securities are so listed for trading includes rules governing a private placement and the company follows such rules as applicable to companies incorporated in such foreign jurisdiction.

Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, the acquirer will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order for all of the shares that the purchaser offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital. The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power.

Forum for Adjudication of Disputes

Our Articles provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our Articles further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America in the New York District shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or arising under the Securities Exchange Act of 1934, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions set forth under the heading “Forum for Adjudication of Disputes”.